As filed with the Securities and Exchange Commission on February 24, 2017

Registration No. 333-100020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAROLINA BANK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	56-2215437 (I.R.S. Employer Identification Number)

101 North Spring Street

Greensboro, North Carolina 27401

(910) 246-2500

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Robert T. Braswell

President and Chief Executive Officer

Carolina Bank Holdings, Inc.

101 North Spring Street

Greensboro, North Carolina 27401

(336) 288-1898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Todd H. Eveson Jonathan A. Greene Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Telephone: (919) 781-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form SB-2 of Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation and the holding company for Carolina Bank, filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2002, amended on October 29, 2002, and declared effective on November 12, 2002 (Registration No. 333-100020) (the “Registration Statement”), registering up to 805,000 shares of common stock, par value $1.00 per share (the “Common Stock”), being deregistered and to deregister said shares of Common Stock.

On June 21, 2016, CLBH entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with First Bancorp (“First Bancorp”), a North Carolina corporation and the holding company for First Bank. The merger is expected to close on March 3, 2017. Upon the closing of the merger, CLBH will merge with and into First Bancorp, with First Bancorp as the surviving corporation, and Carolina Bank, a North Carolina state-chartered bank, will merge with and into First Bank, a North Carolina state-chartered bank, with First Bank surviving the merger and continuing its corporate existence.

In connection with the merger, CLBH has terminated all offerings of the Common Stock pursuant to the Registration Statement. CLBH hereby removes from registration any and all shares of the Common Stock originally reserved under the Registration Statement which are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensboro, State of North Carolina, as of this 24th day of February, 2017.

Carolina Bank Holdings, Inc.

By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.